TEMPUR SEALY TO ACQUIRE MAJORITY STAKE IN SHERWOOD BEDDING
Tempur Sealy to Enter Private Label Bedding

LEXINGTON, KY, January 24, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that it has signed a definitive agreement to acquire a majority ownership interest in a newly formed limited liability company which will contain at closing substantially all of the assets of Sherwood Acquisition Holdings, LLC (“Sherwood Bedding”), a leading manufacturer in the U.S. private label/original equipment manufacturer (“OEM”) bedding market. Sherwood Bedding operates four manufacturing facilities and is a top 10 U.S. bedding producer. Tempur Sealy’s expected stake in Sherwood Bedding will mark the Company’s entrance into the private label category, creating a complete suite of product offerings ranging from Sherwood Bedding’s non-branded private label products to the Company’s well-known branded products, including Tempur-Pedic®, Sealy®, and Stearns & Foster®.

The Company expects to purchase an 80% stake in Sherwood Bedding for approximately $40 million. The transaction will be financed through a combination of cash on hand and a borrowing under its existing credit facilities. The Ellman Family, a third-generation bedding manufacturer, will maintain a 20% ownership interest in Sherwood Bedding. Sherwood Bedding will be operated as a standalone, independent business unit within the Company and will continue to be led by its current management team. The transaction is expected to close within the first quarter of 2020.

Sherwood Bedding is a low-cost, high-value producer of private label and OEM products for third-party retailers and in the contract bedding market. Sherwood Bedding has estimated annual wholesale revenues of over $150 million and expects to fund its own future growth and be accretive to the Company’s earnings in 2020. The Company believes that over time cost synergies can be realized to benefit all brands and customers. No personnel reductions are expected.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Over the past nine years Sherwood Bedding has grown to become one of the most respected bedding producers in the industry. Sherwood Bedding’s flexible and efficient operating model, focused primarily on value and high velocity price points, complements Tempur Sealy’s iconic brands, powerful distribution model, and supply chain. Together, we believe that we can build upon existing relationships to deliver more compelling products, branded and non-branded, than either business could on its own.”

Sherwood Bedding Co-President Neil Ellman commented, “With Tempur Sealy being the dominant player in the U.S. bedding industry, we believe we have the perfect partner to acquire market share in the private label sector. The complementary knowledge and market-fit of the companies as well as the ability to improve upon our low-cost structure delivers a unique opportunity and provides us with a sustainable competitive advantage.”

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "believes," “expects,” "will," and variations of such words or similar expressions are intended to identify such statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding Sherwood Bedding’s on-going operations and future growth, cost synergies, personnel and the impact of the anticipated acquisition on the Company's brands, products, customer base, results of operations or financial position. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with Sherwood Bedding’s ongoing operations; the possibility that the acquisition will not occur; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Sherwood Bedding and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Sherwood Bedding’s and the Company's products.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third-party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

About Sherwood Acquisition Holdings, LLC
Sherwood Bedding, an independently owned bedding manufacturer, operates four manufacturing facilities across the U.S. and serves as a manufacturing partner for several retailers and the hospitality trade. With its world-class manufacturing facilities, Sherwood Bedding has implemented various manufacturing and operating initiatives to create efficiencies and enhance the value proposition offered to the retailer as well as the end consumer without sacrificing quality and service levels. For more information, visit http://sherwoodbedding.com.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com